FOR IMMEDIATE RELEASE

COMMUNITY WEST BANCSHARES ANNOUNCES QUARTERLY DIVIDEND

FRESNO, CALIFORNIA... July 18, 2024... The Board of Directors of Community West Bancshares (“Company”) (NASDAQ: CWBC), the parent company of Community West Bank (“Bank”), declared on July 17, 2024 a quarterly cash dividend of $0.12 (twelve cents) per share on its common stock, no par value. The dividend is payable on August 16, 2024, to holders of record on August 2, 2024.